UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 /A
Amendment No. 1

Registration Statement under the Securities Act of 1933

Minerco Resources, Inc.

(Exact name of registrant as specified in its charter)

NEVADA	1381	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7999 Rue Chouinard, Lasalle, Quebec, Canada H8N 2E5
Tel  (514) 461-1375

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

InCorp Services, Inc.
375 N. Stephanie St., Suite 1411
Henderson, Nevada  89014
 Tel  (702) 866-2500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Prospectus is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer  ☐ Non-accelerated filer ☐ Smaller reporting company  ☑

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security (1) ($)	Proposed Maximum Aggregate Offering Price (1) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.001	23,757,500	0.002	43,515	1.87
Total	23,757,500

1
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act. The price per share and the aggregate offering price for the shares are calculated on the basis of our most recent private placement of common stock at $0.002 per share in September 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

Minerco Resources, Inc.

23,757,500 Common Shares

Before this offering there has been no public market for our common stock.

Minerco Resources, Inc. (“Minerco”, “we”, “us”) is registering 23,757,500 common shares held by 35 selling security holders, including 2,000,000 shares owned by Wisdom Resources, Inc., a company controlled by Michael Too, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director. The selling security holders will sell at an initial price of $0.002 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. No cash will be received by us from the sale of shares of our common stock by the selling security holders. We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security.

An investment in our securities is speculative. Investors should be able to afford the loss of their entire investment. See the section entitled "Risk Factors" beginning on Page 5 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

Prospectus Summary

This Prospectus, any supplement to this Prospectus, and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 5 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Our Business

We are a start up oil and gas exploration company. We have only recently begun operations and we rely upon the sale of our securities to fund those operations. We were incorporated as a Nevada company on June 21, 2007. We have no subsidiaries. Our executive office is located at 7999 Rue Chouinard, LaSalle, Quebec, Canada H8N 2E5. Our telephone number is (514) 461-1375. Our fiscal year end is July 31.

We are engaged in the acquisition of interests and leases in oil and natural gas properties. Our strategy is to build our business by acquiring royalties or other non-operated interests in productive or soon-to-be productive oil and natural gas projects, and to acquire operated interests (in which we participate in the development and operation) in development stage oil and gas properties to generate additional revenues.

On August 12, 2008 we entered into an acquisition agreement with Wisdom Resources, Inc. to purchase an investment unit consisting of (i) a promissory note dated May 15, 2008 between Wisdom and Plateau Mineral Development, LLC, the owner and operator of a certain natural gas pipeline known as the PMD-Duke Pipeline, and (ii) a continuous right to receive a royalty of as much as $0.02 and as little as approximately 9% of $0.02 per 1000 cubic feet of gas transported through the PMD-Duke Pipeline for as long as Plateau or its successors operates the Pipeline. As consideration for the investment unit, the acquisition agreement stated that we were to pay Wisdom $5,000 in cash and issue Wisdom 12,500,000 shares of our common stock.

On January 19, 2009 we entered into an agreement with Wisdom Resources, Inc. to amend the acquisition agreement. This amendment agreement changed the terms of the acquisition agreement to reflect the payment by Wisdom to us of $5,000 in cash and removed our obligation to pay Wisdom $5,000 in cash. The amendment agreement affirmed the acquisition agreement in all other respects, with the end result being that we issued Wisdom 12,500,000 shares of our common stock in exchange for the investment unit and $5,000 in cash.

Pursuant to the promissory note, Plateau is obligated to pay to us $20,000 plus interest calculated annually at the rate of 10% on any unpaid and outstanding principal pursuant to a 36-month payment schedule.

With regard to the royalty interest, our investment unit constitutes two units of a maximum possible twenty-two investment units in the PMD-Duke Pipeline. Each investment unit is valued at $10,000 (payable in cash only), and each unit holder is entitled to receive a share of the royalty on a pro-rated basis according to the number of units held by them. Our royalty interest grants us the right to receive funds generated from the transportation of natural gas through the PMD-Duke Pipeline and does not require us to pay any share of the costs associated with operating the PMD-Duke Pipeline.

The PMD-Duke Pipeline is located in Morgan County, Tennessee. It is approximately 6.16 miles long and is comprised of a six-inch and four-inch main trunk line. The trunk line is fed by four miles of two-inch poly pipe that delivers gas from 13 exploratory wells to the PMD Compressor Station, which in turn delivers gas into the 22-inch steel east-west high-pressure main transportation pipeline owned and operated by Spectra Energy Corp. An exploratory well is a well drilled to find and produce oil and natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas and oil in another reservoir, or to extend a known reservoir. There is no guarantee that any of the exploratory wells will be productive.

Construction of the PMD-Duke Pipeline is not yet complete. As a result, we have not received any revenues from our royalty interest in the PND-Duke Pipeline. Although we anticipate that the PMD-Duke Pipeline we be complete in January 2009, there is no assurance that it will be completed in a timely manner, if at all. Even if construction of the PMD-Duke Pipeline is completed, there is no assurance that enough natural gas will be transported through it to generate a consistent revenue stream for us. If we are not able to generate sufficient revenues from our royalty interest in the PMD-Duke Pipeline or to acquire additional revenue-generating interests, you could lose all or part of your investment in our common stock.

In addition to our royalty interest in the PMD-Duke Pipeline, we plan to acquire additional non-operated interests in productive or soon-to-be productive oil and natural gas projects and operated interests in development stage oil and gas properties. We have not yet identified any such projects or properties and we have not had any discussions, formal or otherwise, with respect to any acquisition transaction. There is no assurance that we will successfully identify any potential projects or properties, enter into any definitive agreements with respect to those projects or properties, or finally consummate an acquisition transaction on terms acceptable to us. Even if we successfully acquire interests in oil and gas properties, our future exploration activities may not be economically viable.

We are an exploration stage company that has only recently begun operations. We have not generated any revenues from our business activities, and we do not expect to generate revenues for the foreseeable future. Since our inception, we have incurred operational losses, and we have been issued a going concern opinion by our auditors. To finance our operations, we have completed several rounds of financing and raised $85,514 in cash through private placements of our common stock.

We will be dependent on future financing in order to maintain our operations and carry out our business plan. For the next 12 months (beginning February 2009), we plan to spend approximately $1,735,000 to continue our operations and carry out our business plan. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to do so. Accordingly, there is uncertainty about our ability to continue to operate. If we cease our operations, you may lose your entire investment in our common stock. There are also many factors, described in detail in the "Risk Factors” section beginning on page 5 of this Prospectus, which may adversely affect our ability to begin and sustain profitable operations.

The Offering

The 23,757,500 shares of our common stock (including 2,000,000 shares owned by Wisdom Resources, Inc., a company controlled by Michael Too, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director) being registered by this Prospectus represent approximately 43% of our issued and outstanding common stock as of January 21, 2009.

Securities Offered:
23,757,500 shares of common stock offered by the 35 selling security holders, including 2,000,000 shares owned by Wisdom Resources, Inc., a company controlled by Michael Too, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

Initial Offering Price:
The $0.002 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure and the most recent selling price of 17,757,500 shares of our common stock in private placements for $0.002 per share on September 21, 2007. The selling security holders will sell at an initial price of $0.002 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Minimum Number of Securities to be Sold in this Offering:	None
Securities Issued and to be Issued:
55,257,500 shares of our common stock are issued and outstanding as of January 21, 2009. As of January 21, 2009 we had no any outstanding options, warrants, or other convertible securities.

All of the common stock to be sold under this Prospectus will be sold by existing stockholders. There is no established market for the common stock being registered. We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have engaged Spartan Securities Group, Ltd. as a sponsor to make the application on our behalf. If our common stock becomes quoted and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

All of the references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	Period from inception on June 21, 2007 to October 31, 2008 (unaudited) ($)	Three Months ended October 31, 2008 (unaudited) ($)	Three Months ended October 31, 2007 (unaudited) ($)	Year ended July 31, 2008 ($)	Period from June 21, 2007 (inception) to July 31, 2007 ($)
Revenues	-	-	-	-	-
Expenses	47,642	13,653	541	33,989	-
Net Loss	(47,642)	(13,653)	(541)	(33,989)	-
Net Loss per share	-	(0.00)	(0.00)	(0.00)	-

Balance Sheet Data

	October 31, 2008 (unaudited) ($)	July 31, 2008 ($)	July 31, 2007 ($)
Working Capital Surplus (Deficiency)	42,872	51,525	-
Total Assets	87,681	78,210	-
Total Liabilities	24,809	26,685	-

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment.

Business Risks

1.           We lack an operating history and there is no assurance that our future operations will result in revenues or profits. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease our operations.

We were incorporated on June 21, 2007 and we have yet to generate any revenues. We also have very little operating history upon which an evaluation of our future success or failure can be made. As of July 31, 2008 we had incurred a net loss of $33,989.

The success of our future operations is dependent upon our ability to:

•	acquire additional royalties in productive or soon-to-be productive oil and natural gas projects;

•	acquire operated interests in development stage oil and gas properties; and

•	compete effectively with other oil and gas companies.

Based on our current business plan, we expect to incur operating losses for the foreseeable future. We cannot guarantee that we will ever be successful in generating significant revenues, and our failure to achieve profitability may cause us to suspend or cease our operations.

2.           We will need a significant amount of capital to carry out our proposed business plan, and unless we are able to raise sufficient funds, we may be forced to discontinue our operations.

In order to purchase additional royalties in productive or soon-to-be productive oil and natural gas projects or operated interests in development stage oil and gas properties, and carry out exploration activities on any acquired properties, we will require a significant amount of capital. We estimate that we will need approximately $1,735,000 to finance our planned operations and acquisition activities for the next year, which we must obtain through the sale of equity securities or from outside sources. As of January 21, 2009 we had approximately $47,275 in cash in our bank accounts.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including the market price of oil and gas, general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

3.           The completion of the PMD-Duke Pipeline relies on an independent third party. If the pipeline is not successfully completed and put into operation in a timely manner, this could lead to a decrease in our revenues.

The successful completion and operation of the PMD-Duke Pipeline are not within our control. To date, we have not received any revenues from our royalty in the PMD-Duke Pipeline because it has not been completed and no natural gas has been transported through it. There is no guarantee that the installation of the connecting pipeline required to complete the construction of the PMD-Duke Pipeline will be successfully completed in a timely manner. Even if the construction of the PMD-Duke Pipeline is successfully completed, we cannot assure you that the PMD-Duke Pipeline will finally transport gas and establish a consistent revenue stream for us. If the PMD-Duke Pipeline is not completed and put into operation in a timely manner, this could lead to a decrease in our revenues.

4.           Our sole officer and director is affiliated with an entity seeking to engage in oil and gas acquisition and exploration activities, and, accordingly, he may have conflicts of interest in determining which entity a particular business opportunity should be presented to.

Michael Too, our sole officer and director, also currently serves as the sole officer and director of Wisdom Resources, Inc., a private company with only nominal operations that is seeking to become involved in the acquisition and exploration of development stage oil and gas properties. Wisdom may choose to adopt a business plan similar to ours and may compete with us to acquire interests in oil and gas projects. Our sole director and officer has a pre-existing fiduciary duty to Wisdom and may not present opportunities to us unless Wisdom has declined to accept such opportunities.

Additionally, any of our future officers or directors may be affiliated with entities engaged in acquisition and exploration activities in the oil and gas industry. Such officers and directors may have pre-existing fiduciary duties and may not agree to present business opportunities to us unless other entities have first declined to accept them. Accordingly, they may have a conflict of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that any conflicts that may arise will be resolved in our favor.

5.           Title deficiencies could render our current or future interests or properties worthless, which could prevent us from generating revenues.

The existence of a material title deficiency could render an interest or a lease worthless and could result in a large expense to our business. We plan to rely upon the judgment of oil and gas lease brokers or landsmen who perform field work by examining records in appropriate governmental offices before attempting to place specific interests under lease. This is customary practice in the oil and gas industry. However, even after taking such precautions, deficiencies in the marketability of the title to any lease may still arise. Our current royalty interest in the PMD-Duke Pipeline or our future ownership of any oil or gas exploration rights may be subject to prior unregistered agreements, interests or undetected claims. If a property in which we have an interest is the subject of a successful claim, it could have a significant adverse effect on our ability to conduct our business. Such a deficiency may render any current or future interests and leases worthless, which could prevent us from generating revenues.

6.           We face strong competition from other oil and gas companies, which could harm our business and our ability to operate profitably.

Oil and gas exploration is a highly competitive business. Other oil and gas companies will compete with us by bidding for licenses, properties and services that we will need to operate our business in the locations in which we plan to operate. As prices of oil and natural gas on the commodities markets rise, we expect this competition to become increasingly intense. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors.

Oil and gas properties have limited lives and, as a result, we may seek to alter and expand our operations through the acquisition of new interests. However, the available supply of desirable oil and gas properties is limited in North America, which is where we would consider conducting our exploration activities. The major oil and gas companies are often better positioned to obtain the rights to exploratory acreage for which we may compete. Similarly, our competitors may have a competitive advantage because they conduct their own refining and petroleum marketing operations, have access to greater resources than us and are able to more easily recruit and retain qualified employees.

Oil and natural gas exploration and development activities are also dependent on the availability of drilling and related equipment, transportation, power and technical support in particular areas and our access to these facilities may be limited due to fierce competition. Shortages and/or the unavailability of necessary equipment or other facilities may impair our activities, either by delaying them, increasing our costs or otherwise. If we are unable to adequately address our competition, including, but not limited to, finding ways to secure profitable oil- and gas-producing properties on terms that we consider acceptable, our ability to operate profitably could suffer.

7.           A decline in or the substantial volatility of oil and gas prices could adversely affect our business, which could lead to a decrease in our revenues.

If the PMD-Duke Pipeline operates successfully, or if we are successful in discovering commercially viable quantities of oil and gas on our future properties, our revenues will likely be primarily determined by oil and gas prices in North America. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) may result in the drilling of fewer new wells or reduced spending on existing wells. Significant declines in prices for oil and natural gas could harm our financial condition, results of operations and quantities of reserves recoverable on an economic basis. A decline in oil and gas prices or a reduction in drilling activities could materially and adversely affect our business and could seriously decrease our revenues or prevent us from generating any revenues at all.

8.           We rely on estimates to determine whether or not to invest in a particular oil or gas project or property, which may affect the viability of our proposed operations.

The information we use to evaluate oil and gas projects or properties is based on estimates that involve a great deal of uncertainty. The process of estimating oil and gas reserves is complex and requires us to make significant decisions and assumptions in evaluating the reliability of available geological, geophysical, engineering and economic data for each property. Different engineers may make different estimates of reserves, cash flows or other variables based on the same available data.

Geologic and engineering data is used to determine the probability that a reservoir of oil and gas exists at a particular location, and whether or not oil and gas may be recoverable from it. Recoverability is ultimately subject to the accuracy of such data including, but not limited to, the geological characteristics of the reservoir; its structure, pressure and fluid properties; the size and boundaries of the drainage area; and the anticipated rate of pressure depletion. The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from the production of oil and gas on adjacent or similar properties. Still, actual recovery from a reservoir may differ from estimated recovery.

Estimates also include numerous assumptions relating to operating conditions and economic factors, including the price at which recovered oil and natural gas can be sold; the costs of recovery; future operating costs; development costs; workover and remedial costs, which are costs associated with operations on a producing well to restore or increase production; prevailing environmental conditions associated with drilling and production sites; the availability of enhanced recovery techniques; the ability to transport oil and natural gas to markets; and governmental and other regulatory factors such as taxes and environmental laws. Economic factors beyond our control, such as interest rates and exchange rates, can also impact the value of such estimates. Some of these assumptions are inherently subjective, and the accuracy of estimates relies in part on the ability of our management, engineers and other advisors to make accurate assumptions. As a result, there is no guarantee that any investment we make in an oil or gas project or property will be successful since our estimates will be inherently imprecise.

9.           We may not be able to develop any oil and gas properties on an economically viable basis, which could prevent us from achieving profitability.

On a long-term basis, we must acquire non-operated interests in productive oil and gas projects or operated interests in economically viable oil and gas properties in order to become profitable. Our success depends on our ability to locate, identify and acquire additional productive property interests, find markets for any oil and natural gas we develop and effectively distribute such oil and natural gas into those markets.

Our future oil and gas exploration activities may not be economically viable because of both unproductive interests and interests that are productive but do not generate sufficient revenues to return a profit. Investing in a property does not ensure that the investment will be profitable or that we will recover the costs of any drilling and operating unless a commercially viable quantity of oil or gas can be extracted. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field conditions could adversely affect the production from successful wells. If our exploration costs exceed our estimates, or if our exploration activities do not produce results which meet our expectations, our efforts may not be commercially successful, which could prevent us from becoming profitable.

10.           We may encounter operating hazards related to oil and gas exploration, which may negatively affect our business and result in substantial losses to your investment.

We are subject to operating hazards normally associated with the exploration of oil and gas properties, including unexpected formations or pressures, the premature declines of reservoirs, blowouts, sour gas release, explosions, craterings, pollution, earthquakes, labor disruptions, fires, pipeline ruptures, oil spills, the invasion of water into producing formations and other environmental hazards and risks. The occurrence of any operating hazards could negatively affect our business due to damage to or the destruction of formations, wells, production facilities or other properties, which could result in substantial losses to your investment.

11.           Seasonal weather patterns could adversely impact our business or cause us to cease operations.

In North America, the amount of oil and gas exploration and production activity is influenced by seasonal weather patterns. In spring, wet weather can make the ground unstable, and result in road closures that restrict the movement of rigs and other heavy equipment, thereby decreasing activity levels. Damage caused by severe weather, natural disasters or other operating hazards could result in substantial losses to us.  We are not covered by insurance for any business interruption resulting from such events and, upon the occurrence of a natural disaster; this lack of coverage could harm our financial position and results of operations. We believe that a severe change in weather patterns affecting our current or future properties could lower our business or cause us to go out of business.

12.           Our operations are subject to various litigation risks that could increase our expenses, impact our profitability and lower the value of your investment in us.

Although we are not currently involved in any litigation, the nature of our operations exposes us to possible future litigation claims. There is a risk that any claim could be adversely decided against us, which could harm our financial condition and results of operations. Similarly, the costs associated with defending against any claim could dramatically increase our expenses, as litigation is often very expensive. Possible litigation matters may include, but are not limited to, environmental damage and remediation, workers’ compensation, insurance coverage, property rights and easements and the maintenance of oil and gas leases. Should we become involved in any litigation we will be forced to direct our limited resources to defending against or prosecuting the claim(s), which could impact our profitability and lower the value of your investment in us.

13.           Our business is subject to environmental legislation and any changes in such legislation could prevent us from earning revenues.

The oil and gas industry is subject to many laws and regulations that govern the protection of the environment, health and safety and the management, transportation and disposal of hazardous substances. These laws and regulations may require the removal or remediation of pollutants and may impose civil and criminal penalties for any violations thereof. Some of the laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders.

Complying with environmental and natural resource laws and regulations may increase our operating costs as well as restrict the scope of our operations. Any regulatory changes that impose additional environmental restrictions or requirements on us could affect us in a similar manner. If the costs of such compliance or changes exceed our budgeted costs, we may not be able to earn revenues.

14.           Any oil and gas we may discover or produce may not be readily marketable at the time of production, thus preventing us from generating revenues.

Crude oil, natural gas, condensate and other oil and gas products are generally sold to other oil and gas companies, government agencies or companies in other industries. If we are unable to sell any oil and gas we may produce to these entities, we may experience difficulty generating revenues. In addition, demand or transportation limitations, such as the absence of pipeline facilities, often affect the marketability of oil and gas, and sales of any oil and gas we may discover or produce could be delayed for extended periods until such limitations are corrected or until suitable transportation facilities are constructed. This could prevent us from generating revenues.

15.           Our success depends in part on our ability to attract and retain additional key skilled professionals, which we may or may not be able to do. Our failure to do so could prevent us from achieving our goals or becoming profitable.

We plan to hire two business development consultants on a part-time basis to provide us with services regarding our proposed operations, acquisition activities and exploration programs. However, competition for qualified skilled professionals is intense, and we may be unable to attract and retain such key personnel. This could prevent us from achieving our goals or becoming profitable.

16.           The enactment of the Sarbanes-Oxley Act may make it more difficult for us to retain or attract officers and directors, which could increase our operating costs or prevent us from becoming profitable.

The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) was enacted in response to public concern regarding corporate accountability in the wake of a number of accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, provide enhanced penalties for accounting and auditing improprieties at publicly traded companies and protect investors by improving the accuracy and reliability of corporate disclosure pursuant to applicable securities laws. The Sarbanes-Oxley Act applies to all companies that file or are required to file periodic reports with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. Since the enactment of the Sarbanes-Oxley Act has resulted in the imposition of a series of rules and regulations by the SEC that increase the responsibilities and liabilities of directors and executive officers, the perceived increased personal risk associated with these changes may deter qualified individuals from accepting such roles. Consequently, it may be more difficult for us to attract and retain qualified persons to serve as our directors or executive officers, and we may need to incur additional operating costs. This could prevent us from becoming profitable.

17.           We may indemnify our directors and officers against liability to us and our security holders, and such indemnification could increase our operating costs.

Our Bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our sole officer and director is aware that he may be indemnified for carrying out the duties of his offices, he may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our sole officer and director files a claim against us for indemnification, the associated expenses could also increase our operating costs.

Risks Associated with Our Securities

19.           Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

20.           The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues in the next several years, we will require additional financing of $1,735,000 for the next 12 months (beginning February 2009), which will require us to issue additional equity securities. We expect to continue our efforts to acquire financing to fund our planned exploration and acquisition activities, which will result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

21.           We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

22.           Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement from you prior to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

23.           Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

24.           You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Use of Proceeds

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders.

Determination of Offering Price

The selling security holders will sell their shares at an initial offering price of $0.002 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.002 per share figure, including the following:

•	our most recent private placements of 17,757,500 shares of our common stock at a price of $0.002 per share on September 21, 2007;

•	our lack of operating history;

•	our capital structure; and

•	the background of our management.

As a result, the $0.002 per share initial price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders named in this Prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. Security holders may sell their shares at a price different than the $0.002 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 23,757,500 shares of our common stock to be sold by the selling security holders are currently issued and outstanding. Accordingly, they will not cause dilution to any of our existing stockholders.

Selling Security Holders

The 35 selling security holders are offering for sale 23,757,500 shares of our issued and outstanding common stock which they obtained as part of the following stock issuances:

●
On August 1, 2007 we issued 25,000,000 shares of our common stock to Gordon DeGroot, our former President, Secretary, Treasurer and sole director, at a price of $0.002 per share in exchange for cash proceeds of $50,000.

●	On September 21, 2007 we issued an aggregate of 17,757,500 shares of our common stock to 32 non-U.S. investors at a price of $0.002 per share in exchange for cash proceeds of $35,514.

●
On August 12, 2008, we entered into an acquisition agreement with Wisdom Resources, Inc. whereby we issued Wisdom 12,500,000 shares of our common stock and agreed to pay Wisdom $5,000 in cash as consideration for the acquisition of an investment unit consisting of a promissory note and a continuous right to receive a royalty of as much as $0.02 and as little as approximately 9% of $0.02 per 1000 cubic feet of gas transported through the PMD-Duke Pipeline. On January 19, 2009 we entered into an agreement with Wisdom to amend the acquisition agreement. This amendment agreement changed the terms of the acquisition agreement to reflect the payment by Wisdom to us of $5,000 in cash and removed our obligation to pay Wisdom $5,000 in cash. The amendment agreement affirmed the acquisition agreement in all other respects, with the end result being that we issued Wisdom 12,500,000 shares of our common stock in exchange for the investment unit and $5,000 in cash. Michael Too, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary.

These shares were issued without a prospectus pursuant to Regulation S under the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The selling security holders will sell their shares at an initial offering price of $0.002 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This Prospectus includes registration of the following 23,757,500 shares of our common stock:

●
2,000,000 shares owned by Wisdom Resources, Inc., a company controlled by Michael Too, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director; and

●	21,757,500 shares owned by other security holders.

The following table provides information as of January 21, 2009 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

●	the number of shares or shares underlying options or warrants owned by each prior to this offering;

●	the number of shares being offered by each;

●	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

●	the percentage of shares owned by each; and

●	the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering (1) (#)	Percent (2) (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (2) (%)
Blaine Alexander	870,000	1.6	870,000	0	0
Daniel Auclair	500,000	(3)	500,000	0	0
Valerie Bedard	375,000	(3)	375,000	0	0
Jason Burmaster	550,000	1	550,000	0	0
Tom Castonguay	400,000	(3)	400,000	0	0
Paul Davison	800,000	1.4	800,000	0	0
Gordon DeGroot (4)	2,000,000	3.6	2,000,000	0	0
Layne DeGroot (4)	600,000	1.1	600,000	0	0
Richard Dyck	600,000	1.1	600,000	0	0
Graham Epp	700,000	1.3	700,000	0	0
Aaron Fleury (5)	550,000	1	550,000	0	0
Jason Fleury (5)	300,000	(3)	300,000	0	0
Gerald Graham	900,000	1.6	900,000	0	0
Tracey Hachey	875,000	1.6	875,000	0	0
Dave Kaake	500,000	(3)	500,000	0	0
Rejean LePage	750,000	1.4	750,000	0	0
Stephanie Leger	800,000	1.4	800,000	0	0
Raymond Li	23,000,000	41.6	2,000,000	21,000,000	38
Kaiden Loveng (6)	250,000	(3)	250,000	0	0
Sarah Loveng (6)	650,000	1.2	650,000	0	0
Bernard Malteux	500,000	(3)	500,000	0	0
Anthony McLaren	750,000	1.4	750,000	0	0
Jordan Meyer	500,000	(3)	500,000	0	0
Kevin Montgomery	375,000	(3)	375,000	0	0
Don Paquet	500,000	(3)	500,000	0	0
Raeanne Pruden	375,000	(3)	375,000	0	0
Frank Power	487,500	(3)	487,500	0	0
Jodi Fowler	750,000	1.4	750,000	0	0
Krishneel P. Ram	250,000	(3)	250,000	0	0
Anton Ramshaw	500,000	(3)	500,000	0	0
Concepcion Rodriguez	250,000	(3)	250,000	0	0
Liz Stanowski	500,000	(3)	500,000	0	0
Keith Terry (7)	600,000	1.1	600,000	0	0
Tina Terry (7)	450,000	(3)	450,000	0	0
Wisdom Resources, Inc. (8)	12,500,000	23	2,000,000	10,500,000	19
Total	55,257,500		23,757,500

(1)
The number and percentage of shares beneficially owned is determined in accordance with the Rules of the SEC and to the best of our knowledge, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 55,257,500 shares of our common stock outstanding as at January 21, 2009.

(3)	Less than 1%.

(4)	Gordon DeGroot is our former President, Secretary, Treasurer and sole director. Gordon DeGroot and Layne DeGroot are brothers.

(5)	Aaron Fleury and Jason Fleury are brothers.

(6)	Kaiden Loveng and Sarah Loveng are husband and wife.

(7)	Tina Terry and Keith Terry are siblings.

(8)
Michael Too has sole voting and investment power with respect to the securities owned by Wisdom Resources, Inc. Michael Too is our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 23,757,500 common shares on behalf of the selling security holders. The 23,757,500 shares of our common stock can be sold by the selling security holders at an initial offering price of $0.002 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for shares of our common stock. We intend to apply to the OTC Bulletin Board for the quotation of our common stock. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have engaged Spartan Securities Group, Ltd. as a sponsor to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

●	on such public markets as the securities may be trading;

●	in privately negotiated transactions; or

●	in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public:

●	at an initial price of $0.002 per share until a market develops;

●	at the market price prevailing at the time of sale;

●	at a price related to such prevailing market price; or

●	at such other price as the selling security holders determine

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

•	furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

•	not engage in any stabilization activities in connection with our securities; and

•	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter, or agent relating to the sale or distribution of our common stock. Because the selling security holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

●	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

●	contains the toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

●	the bid and ask prices for the penny stock;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

●	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

●	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore security holders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holder will also need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling stockholder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospect becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Description of Securities to be Registered

Our authorized capital stock consists of 75,000,000 common shares, $0.001 par value.

Common Stock

As of January 21, 2009 we had 55,257,500 shares of our common stock issued and outstanding. We did not have any options, warrants, or other convertible securities outstanding as of January 21, 2009.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our security holders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends. From our inception to January 21, 2009 no dividends were declared.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us or in any of our subsidiaries. Additionally, no such expert or counsel was connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Accountants

Our audited financial statements for the fiscal year ended July 31, 2008 and for the period from our inception on June 21, 2007 to July 31, 2007 have been included in this Prospectus in reliance upon Malone & Bailey, PC, an independent registered public accounting firm, as experts in accounting and auditing. We have also included our interim unaudited financial statements for the quarterly period ended October 31, 2008.

Legal Matters

The validity of the common stock offered under this Prospectus will be passed upon for us by Dennis Brovarone, Attorney and Counselor at Law.

Description of Business

Overview

We plan to engage in the acquisition of non-operated interests or royalties in productive oil and natural gas projects and the exploration of development stage oil and gas properties. Our plan of operations for the next 12 months is to obtain revenues from our current royalty and other non-operated interests in productive or soon-to-be productive oil and gas projects and to acquire and explore development stage oil and gas properties.

Currently, we only own a royalty interest of as much as $0.02 or as little as approximately 9% of $0.02 per 1000 cubic feet of gas transported through the PMD-Duke Pipeline operated by Plateau Mineral Development, LLC. To date, the construction of the PMD-Duke Pipeline is not complete, and we have not received any revenues from our royalty in the PMD-Duke Pipeline. There is no assurance that the PMD-Duke Pipeline will be completed in a timely manner, if at all. Additionally, if the PMD-Duke Pipeline is completed, there is no guarantee that it will be successfully used to transport natural gas or that it will generate a consistent revenue stream for us.

We have not yet acquired any other non-operated or operated interests in productive oil and natural gas projects or any development stage oil and gas properties. We will require additional capital to carry out our current business plan. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to do so. If we are unable to obtain the necessary financing, our business plan may fail. You may lose your entire investment.

Development of Business

From our inception on June 21, 2007 to the present we have been primarily involved in organizational activities. We have built a management team, developed our business plan, identified and purchased an interest, raised capital, and retained experts in law, auditing and accounting, as follows:

•	On June 21, 2007 we appointed Gordon DeGroot as our President, Secretary, Treasurer and sole director.

•
On August 12, 2008 we entered into an acquisition agreement with Wisdom Resources, Inc. to acquire a right to receive a royalty of as much as $0.02 and as little as approximately 9% of $0.02 per 1000 cubic feet of gas transported through the PMD-Duke Pipeline located in Morgan County, Tennessee.

•	On September 2, 2008 we retained Malone & Bailey, PC as our auditors.

•
On September 12, 2008 we appointed Michael Too as our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director and Gordon DeGroot resigned as our President, Secretary, Treasurer and sole director.

•	On January 19, 2009 we entered into an agreement with Wisdom Resources, Inc. to amend the payment terms of the acquisition agreement dated August 12, 2008.

•	From our inception on June 21, 2007 to January 21, 2009 we raised approximately $90,514 through private placements.

The PMD-Duke Pipeline

On August 12, 2008 we entered into an acquisition agreement with Wisdom Resources, Inc. (“Wisdom”) to purchase an investment unit (the “Unit”) consisting of (i) a promissory note dated May 15, 2008 between Wisdom and Plateau Mineral Development, LLC (“Plateau”), the operator of a certain natural gas pipeline known as the PMD-Duke Pipeline, and (ii) a right to receive a continuous royalty of as much as $0.02 or as little as approximately 9% of $0.02 per 1000 cubic feet of gas flowing through the PMD-Duke Pipeline, for as long as Plateau or it successors operates the PMD-Duke Pipeline .

Pursuant to the promissory note, Plateau is obligated to pay us $20,000 plus interest calculated annually at the rate of 10% on any unpaid and outstanding principal pursuant to a 36-month payment schedule.

With regard to the Royalty, the Unit constitutes two units of a maximum possible twenty-two investment units in the PMD-Duke Pipeline. Each Unit is valued at $10,000, and each Unit holder is entitled to receive a share of the Royalty on a pro-rated basis according to the number of Units held by them. Accordingly, our share of the Royalty may be as much as $0.02 or as little as approximately 9% of $0.02 per 1000 cubic feet of gas flowing through the PMD-Duke Pipeline.

Our Royalty in the PMD-Duke Pipeline grants us the right to receive funds generated from the transportation of natural gas through the PMD-Duke Pipeline and does not require us to pay any share of the costs associated with operating the PMD-Duke Pipeline.

The PMD-Duke Pipeline is located in Morgan County, Tennessee. It is approximately 6.16 miles long and is comprised of a six-inch and four-inch main trunk line. The trunk line is fed by four miles of two-inch poly pipe that delivers gas from 13 exploratory wells to the PMD Compressor Station, which in turn delivers gas into the 22-inch steel east-west high-pressure main transportation pipeline owned and operated by Spectra Energy Corp. There is no guarantee that any of the exploratory wells will be productive.

The PMD-Duke Pipeline is capable of gathering and delivering at least 1200 cubic feet of natural gas per day to market. In addition to the 13 existing wells, there are new drill well sites on the PMD leases, each within 2000 feet or less of the main trunk line, and approximately 30 wells tied into shut-in gathering systems that may be connected to the main trunk line with approximately one mile of four-inch poly pipe.

Construction of the PMD-Duke Pipeline is not complete and is estimated to be completed by January 2009.

Construction of the PMD-Duke Pipeline

To date, the construction of the PMD-Duke Pipeline is not complete. The primary task required to complete the construction of the PMD-Duke Pipeline is the installation of the pipeline connecting the PMD-Duke Pipeline to the 22-inch steel, east-west, high-pressure main transportation pipeline owned and operated by Spectra Energy Corp. Plateau must undertake the following steps to complete the installation of the connecting pipeline:

•	acquire the main booster compressor;

•	install three-phase electric power;

•	upgrade the meter station;

•	secure a construction-bid package designed by a professional engineering firm;

•	install connecting pipeline;

•	acquire a dehydration unit and pulse dampener; and

•	complete the construction contract needed to connect the sub-systems as a fully operational system.

Completion of the PMD-Duke Pipeline compressor station depends entirely on Plateau and its third party construction suppliers and contractors. Accordingly, we can not guarantee that the PMD-Duke Pipeline will be completed successfully, if at all. Therefore, we may not generate any revenues from our interest in the PMD-Duke Pipeline.

Existing Exploratory Wells

The PMD-Duke Pipeline covers 13 existing exploratory wells. Most of these wells have been developed to depths ranging from 1,000 feet to 6,000 feet. An exploratory well is a well drilled to find and produce oil and natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas and oil in another reservoir, or to extend a known reservoir. As a result, there is no guarantee that any of the exploratory wells will be productive.

Markets

As the U.S. economy expanded after World War II, the development of a vast interstate transmission system facilitated the widespread consumption of natural gas in homes and business establishments. The demand for natural gas rose sharply in the 1980s, when consumers and businesses began to find more uses for it. After years as a low-value commodity, natural gas ascended into the spotlight as demand for the fuel to fire power plants, heat homes and serve as chemical feedstock outstripped the petroleum industry's ability to tap new reserves. In the 1990s, the popularity of natural gas as an economic and environmentally benign fossil fuel made it the fuel of choice for power generation.

By the year 2000, the U.S. economy was thriving, fueled by cheap energy. To meet the growing need for electricity, U.S. utilities ordered 180,000 megawatts of gas-fired power plants to be installed by 2005. This was, by far, the largest amount of power generation capacity ever installed in such a short period. As a result, the U.S. electricity supply margins and its economy became dependent on natural gas availability and price. Today, most newly created electricity capacity is generated by natural gas, rather than oil, coal, water or nuclear. This has prompted the National Petroleum Council to predict that electricity generation will be responsible for 47% of the increase in natural gas consumption between 1998 and 2010.

The availability of a ready market and the prices obtained for produced oil and gas depends on many factors, including the extent of domestic production and imports of oil and gas, the proximity and capacity of natural gas pipelines and other transportation facilities, fluctuating demand for oil and gas, the marketing of competitive fuels, and the effects of governmental regulation of oil and gas production and sales. A ready domestic market for oil and gas exists because of the presence of pipelines to transport oil and gas. The existence of an international market exists depends upon the presence of international delivery systems and political and pricing factors.

If we are successful in producing oil and gas in the future, the target customers for our oil and gas are expected to be refiners, remarketers and third party intermediaries, who either have, or have access to, consumer delivery systems. We intend to sell our oil and gas under both short-term (less than one year) and long-term (one year or more) agreements at prices negotiated with third parties. Typically either the entire contract (in the case of short-term contracts) or the price provisions of the contract (in the case of long-term contracts) are renegotiated at intervals ranging in frequency from daily to annually.

We have not yet adopted any specific sales and marketing plans. However, as we purchase future properties, the need to hire marketing personnel will be addressed.

Competition

The oil and gas industry is highly competitive. We are a new exploration stage company and have a weak competitive position in the industry. We compete with junior and senior oil and gas companies, independent producers and institutional and individual investors who are actively seeking to acquire oil and gas properties throughout the world together with the equipment, labor and materials required to operate on those properties. Competition for the acquisition of oil and gas interests is intense with many oil and gas leases or concessions available in a competitive bidding process in which we may lack the technological information or expertise available to other bidders.

Many of the oil and gas companies with which we compete for financing and for the acquisition of oil and gas properties have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquiring oil and gas interests of merit or on exploring or developing their oil and gas properties. This advantage could enable our competitors to acquire oil and gas properties of greater quality and interest to prospective investors who may choose to finance their additional exploration and development. Such competition could adversely impact our ability to attain the financing necessary for us to acquire further oil and gas interests or explore and develop our current or future oil and gas properties.

We also compete with other junior oil and gas companies for financing from a limited number of investors that are prepared to invest in such companies. The presence of competing junior oil and gas companies may impact our ability to raise additional capital in order to fund our acquisition or exploration programs if investors perceive that investments in our competitors are more attractive based on the merit of their oil and gas properties or the price of the investment opportunity. In addition, we compete with both junior and senior oil and gas companies for available resources, including, but not limited to, professional geologists, land specialists, engineers, camp staff, helicopters, float planes, oil and gas exploration supplies and drill rigs.

General competitive conditions may be substantially affected by various forms of energy legislation and/or regulation introduced from time to time by the governments of the United States and other countries, as well as factors beyond our control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources.

In the face of competition, we may not be successful in acquiring, exploring or developing profitable oil and gas properties or interests, and we cannot give any assurance that suitable oil and gas properties or interests will be available for our acquisition, exploration or development. Despite this, we hope to compete successfully in the oil and gas industry by:

•	keeping our costs low;

•	relying on the strength of our management’s contacts; and

•	using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Research and Development

We have not spent any money on research and development activities since our inception. We do not anticipate that we will not incur any research and development expenses over the next 12 months, but this may change if we are successful in acquiring new properties or interests. Our planned expenditures on our operations and the exploration program are summarized under the section of this Prospectus entitled “Management’s Discussion and Analysis of Financial Position and Results of Operation”.

Intellectual Property

We have not filed for any protection of our trademark, and we do not have any other intellectual property. We intend to develop a website by March 2009.

Employees and Consultants

As of January 21, 2009 we did not have any full-time or part-time employees. Our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, Michael Too, works as a part-time consultant in the areas of business development and management and contributes approximately 20% of his time to us. For the rest of the time, Mr. Too may work for Wisdom Resources, Inc. a private company which currently has no operations and is also involved in the oil and gas industry. Since we do not have a formal agreement or policy with respect to conflicts of interest, we cannot assure that any conflicts will be resolved in our favor. Any potential conflicts of interest are summarized under the section of this Prospectus entitled “Directors, Executive Officers, Promoters and Control Persons”.

We currently engage independent contractors in the areas of accounting, legal and auditing services. We plan to engage independent contractors in the areas of geologist services, consulting, marketing, bookkeeping, investment banking and other services. We intend to retain two business development consultants on a part-time basis over the next 12 months.

Government Regulations

Our current and future operations and exploration activities are or will be subject to various laws and regulations in the United States and Canada, the countries in which we conduct or plan to conduct our activities. These laws and regulations govern the protection of the environment, conservation, prospecting, development, energy production, taxes, labor standards, occupational health and safety, toxic substances, chemical products and materials, waste management and other matters relating to the oil and gas industry. Permits, registrations or other authorizations may also be required to maintain our operations and to carry out our future oil and gas exploration and production activities, and these permits, registrations or authorizations will be subject to revocation, modification and renewal.

Governmental authorities have the power to enforce compliance with lease conditions, regulatory requirements and the provisions of required permits, registrations or other authorizations, and violators may be subject to civil and criminal penalties including fines, injunctions, or both. The failure to obtain or maintain a required permit may also result in the imposition of civil and criminal penalties, and third parties may have the right to sue to enforce compliance.

We expect to be able to comply with all applicable laws and regulations and do not believe that such compliance will have a material adverse effect on our competitive position. We have obtained and intend to obtain all environmental permits, licenses and approvals required by all applicable regulatory agencies to maintain our current oil and gas operations and to carry out our future exploration activities. We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations, and we believe that the operators of the properties in which we have an interest comply with all applicable laws and regulations. We intend to continue complying with all environmental laws and regulations, and at this time we do not anticipate incurring any material capital expenditures to do so.

Compliance with environmental requirements, including financial assurance requirements and the costs associated with the cleanup of any spill, could have a material adverse effect on our capital expenditures, earnings or competitive position. Our failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief, or both. Legislation affecting the oil and gas industry is subject to constant review, and the regulatory burden frequently increases. Changes in any of the laws and regulations could have a material adverse effect on our business, and in view of the many uncertainties surrounding current and future laws and regulations, including their applicability to our operations, we cannot predict their overall effect on our business.

U.S. Regulations

Our operations are or will be subject to various types of regulation at the federal, state and local levels in the United States. Such regulation covers permits required for drilling wells; bonding requirements for drilling or operating wells; the implementation of spill prevention plans; submissions and permits relating to the presence, use and release of certain materials incidental to oil and gas operations; the location of wells; the method of drilling and casing wells; the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities; surface usage and the restoration of properties upon which wells have been drilled; the plugging and abandoning of wells; and the transportation of oil and gas.

Our operations are or will also be subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow forced pooling or the integration of tracts to facilitate exploration while other states rely on the voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas and impose certain requirements regarding the ratable purchase of produced oil and gas. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from our wells and to limit the number of wells or the locations at which we may be able to drill.

Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act (NEPA). The NEPA requires federal agencies, including the Department of the Interior, to evaluate major agency actions that have the potential to significantly impact the environment. In the course of such evaluations, an agency will typically prepare an environmental assessment on the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed environmental impact statement that may be made available for public review and comment. This process has the potential to delay or limit the development of oil and natural gas projects.

The Resource Conservation and Recovery Act (RCRA) and comparable state laws regulate the generation, transportation, treatment, storage, disposal and cleanup of “hazardous wastes” as well as the disposal of non-hazardous wastes. Under the auspices of the U.S. Environmental Protection Agency, or EPA, individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. While drilling fluids, produced waters, and many other wastes associated with the exploration, development, and production of crude oil, natural gas, or geothermal energy constitute “solid wastes”, which are regulated under the less stringent non-hazardous waste provisions, there is no assurance that the EPA or individual states will not in the future adopt more stringent and costly requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous.

The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), also known as “Superfund”, and analogous state laws, impose joint and several liability, without regard to fault or legality of conduct, on persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and any company that disposed or arranged for the disposal of the hazardous substance at the site. Under CERCLA, such persons may be liable for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment.

The Water Pollution Control Act, also known as the Clean Water Act, and analogous state laws, impose restrictions and strict controls on the discharge of pollutants, including produced waters and other oil and natural gas wastes, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the relevant state. The Clean Water Act also prohibits the discharge of dredge and fill material into regulated waters, including wetlands, unless authorized by a permit issued by the U.S. Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

The Clean Air Act and associated state laws and regulations regulate emissions of various air pollutants through the issuance of permits and the imposition of other requirements. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. In order to construct production facilities, we may be required to obtain permits before work can begin. These regulations may increase the costs of compliance for such facilities, and federal and state regulatory agencies may impose administrative, civil and criminal penalties for non-compliance.

We may be subject to the requirements of the Occupational Safety and Health Act (OSHA) and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of CERCLA, and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in our operations.

Canadian Regulations

As our business plan may involve operations and exploration activities in Canada, we may have to comply with Canadian laws and regulations related to the oil and gas industry. Canada has regulatory provisions concerning permits for the drilling of wells, the spacing of wells, the prevention of oil and natural gas waste, allowable rates of production and other matters. The amount of oil and natural gas produced is subject to control by regulatory agencies in each province that regulates allowable rates of production.

In addition to the foregoing, our future Canadian operations may be affected from time to time by political developments in Canada and by federal, provincial and local laws and regulations, such as restrictions on production and export, oil and natural gas allocation and rationing, price controls, tax increases, the expropriation of property, the modification or cancellation of contract rights and environmental protection controls.

The Canada Oil and Gas Operations Act permits the creation of regulations concerning the design, safety, construction, installation, inspection, testing, monitoring, operation, maintenance and repair of installations used in the exploration, development and production of oil and gas. The Act prohibits anyone from carrying on any work or activity related to the exploration for or the production of oil or gas unless they first obtain a license or authorization issued by the National Energy Board. As part of the application process, a plan must be submitted that shows that Canadians are being employed and that Canadian goods and services are being used. The National Energy Board may require that certain conditions be fulfilled, for example, that a company obtain appropriate insurance and that environmental studies be carried out.

The Oil and Gas Spills and Debris Liability Regulations govern the limits of liability for spills, authorized discharges and debris emanating or originating from work or activity related to the exploration or production of oil and gas.

The Canada Oil and Gas Drilling Regulations govern the exploration, drilling and conservation of oil and gas and specify measures to ensure the safety of these operations. These regulations stipulate that no person may drill a well without the authorization and approval of the Chief Conservation Officer.

The Registration of Storage Tank Systems for Petroleum Products and Allied Petroleum Products on Federal Lands or Aboriginal Lands Regulations require the registration of specified storage tank systems located on federal lands or aboriginal lands with the appropriate federal department responsible for administering the land. The Department of Environment has access to the consolidated storage tank system records in each appropriate federal department, and any unregistered storage tank systems are prohibited from engaging in fuel delivery.

Other Laws and Regulations

The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil and natural gas, are examples of greenhouse gases regulated by the Protocol. Although the United States is not participating in the Protocol, the current session of Congress is considering climate change legislation, with multiple bills having already been introduced that propose to restrict greenhouse gas emissions. Also, several states have already adopted regulatory initiatives or legislation to reduce emissions of greenhouse gases. For example, California recently adopted the California Global Warming Solutions Act of 2006, which requires the California Air Resources Board to achieve a 25% reduction in emissions of greenhouse gases from sources in California by 2020. Additionally, in the April 2, 2007 decision of the U.S. Supreme Court in Massachusetts, et al. v. EPA, the Court held that the Clean Air Act provides the EPA with the authority to regulate emissions of carbon dioxide and other greenhouse gases from mobile sources. The Court determined that the EPA had failed to provide an adequate statutory basis for its refusal to regulate greenhouse gases from such sources, reversing the decision of the U.S. Circuit Court of Appeals for the District of Columbia. The Court remanded the case to the Circuit Court for further proceedings consistent with the ruling, which will presumably require the EPA to determine whether greenhouse gases from mobile sources endanger public health or welfare. The passage of climate control legislation by Congress or a determination by the EPA that public health or welfare is endangered by the emission of carbon dioxide from mobile sources may result in the federal regulation of carbon dioxide emissions and other greenhouse gases.

We believe that we are currently in compliance with the statutory and regulatory provisions governing our operations. We hold or will hold all necessary permits and other authorizations to the extent required by our current or future properties or interest and their associated operations. However, we may do business and own properties in a number of different geographic areas and may therefore be subject to the jurisdiction of a large number of different authorities at different levels of government. We plan to comply with all statutory and regulatory provisions governing our current and future operations; however, such regulations may significantly increase our costs of compliance, and regulatory authorities may also impose administrative, civil and criminal penalties for non-compliance. At this time, it is not possible to accurately estimate how laws or regulations may impact our future business. We also cannot give any assurance that we will be able to comply with future changes in any statutes or regulations.

We own or may own interests in properties that have been used for oil and gas exploration in the past. Although industry-standard operating and waste disposal practices may have been used, hazardous substances, wastes, or petroleum hydrocarbons may have been released on or under the properties, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of these properties may have been or may be operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons was not under our control. These properties and the substances disposed or released thereon may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes, remediate contaminated property or perform remedial plugging or pit closure operations to prevent any future contamination.

Description of Property

Our executive office is located at 7999 Rue Chouinard, LaSalle, Quebec, Canada, H8N 2E5. This office is approximately 100 square feet in size and is provided to us free of charge by Michael Too, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director. As of January 21, 2009 we had not entered into any lease agreement for the office. We do not plan to recognize any rent expenses for this office.

Information on our interest in the PMD-Duke Pipeline is available under the heading "Description of Business" elsewhere in this Prospectus. Other than our interest in the PMD-Duke Pipeline, we do not own or have any rights to acquire any other interests in any other oil and gas properties.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or the property in which we currently have an interest.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to apply to have our common stock quoted on the OTC Bulletin Board once this Prospectus has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We have engaged Spartan Securities to sponsor our securities, but there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

Holders

As of January 21, 2009 there were 35 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of January 21, 2009 we did not have any equity compensation plans.

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Results of Operations

Lack of Revenues

We have limited operational history. From our inception on June 21, 2007 to October 31, 2008 we did not generate any revenues. As of October 31, 2008 we had total assets of $87,681 and total liabilities of $24,809. As of July 31, 2008 we had total assets of $78,210 and total liabilities of $26,685. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

From our inception on June 21, 2007 to October 31, 2008 we incurred total expenses of $47,642, all of which were general and administrative expenses. For the three months ended October 31, 2008 we incurred total expenses of $13,653, compared with total expenses of $541 for the corresponding period in 2007. For the year ended July 31, 2008 we incurred total expenses of $33,989, and for the period from our inception on June 21, 2007 to July 31, 2007 we did not incur any expenses due to a lack of business activities. Our general and administrative expenses consist of management and consulting fees, bank charges, travel, meals and entertainment, rent, foreign exchange, office maintenance, communication expenses (cellular, internet, fax, and telephone), courier, postage costs and office supplies.

Net Loss

From our inception on June 21, 2007 to October 31, 2008 we incurred a net loss of $47,642. For the three months ended October 31, 2008 we incurred a net loss of $13,653, compared with a net loss of $541 for the corresponding period in 2007. For the year ended July 31, 2008 we incurred a net loss of $33,989, and for the period from our inception on June 21, 2007 to July 31, 2007 we did not incur any loss due to a lack of business activities.

Liquidity and Capital Resources

As of October 31, 2008 we had $65,181 in cash and a working capital surplus of $62,872. As of October 31, 3008 we had an accumulated deficit of $47,642. We are solely dependent on funds raised through equity financing. Our net loss of $47,642 from our inception on June 21, 2007 to October 31, 2008 was funded by equity financing. Since our inception on June 21, 2007, we have raised gross proceeds of $90,514 in cash from the sale of our stock as described in the following table:

Date of Subscription	Type of Security Issued	Number of Securities Issued	Price per Security ($)	Total Funds Received ($)
August 2007	Common Stock	25,000,000	0.002	50,000
September 2007	Common Stock	17,757,500	0.002	35,514
August 2008	Common Stock	12,500,000	-	Asset acquisition from Wisdom Resources, Inc. and 5,000
Total		55,257,500		90,514

From our inception on June 21, 2007 to October 31, 2008 we spent $25,874 on operating activities. For the three months ended October 31, 2008 we spent $18,029 on operating activities, compared to $541 for the corresponding period in 2007. For the year ended July 31, 2008 we spent $7,845 on operating activities.

We did not engage in any investing activities from our inception on June 21, 2007 to October 31, 2008.

From our inception on June 21, 2007 to October 31, 2008 we received cash of $91,055 from financing activities. For the three months ended October 31, 3008 we received cash of $5,000 from financing activities, compared to $86,055 for the corresponding period in 2007. including $85,514 from the sale of our common stock and $541 as proceeds from related party debt. For the year ended July 31, 2008 we received cash of $86,055 from financing activities. The decrease in cash for the three months ended October 31, 2008 of $13,029 was primarily due to an increase in our operating expenses. The increase in cash for the corresponding period in 2007 of $86,055 and for the year ended July 31, 2008 of $78,210 was primarily due to the sale of our common stock.

For the next 12 months (beginning January 2009) we intend to:

•
Retain two business development consultants to assist us in researching and identifying other interests in productive or soon-to-be productive oil and gas projects and development stage oil and gas properties;

•	Acquire development stage oil and gas properties and carry out preliminary exploration programs on the properties;

•	Develop a website; and

•
Complete private and/or public financing to cover the cost of acquiring additional non-operated interests in productive or soon-to-be productive oil and gas projects and development stage oil and gas properties.

Currently, we only own a royalty interest of as much as $0.02 or as little as approximately 9% of $0.02 per 1000 cubic feet of gas flowing through the PMD-Duke Pipeline. We expect to require approximately $1,735,000 in financing to continue our planned operations and exploration activities over the next year.

Our planned acquisition and exploration expenditures for the next 12 months (beginning February 2009) are summarized as follows:

Description	Potential completion date	Estimated Expenses ($)
Purchase other non-operated working interests in oil and gas projects	March 2009	100,000
Acquire development stage oil and gas properties	May 2009	420,000
Develop and carry out preliminary exploration programs on any acquired properties	November 2009	900,000
Select and retain two business development consultants	February 2009	60,000
Attendance at forums	February 2009	20,000
Develop a website	March 2009	5,000
Professional fees (legal, accounting and auditing fees)	12 months	100,000
Management and consulting fees	12 months	60,000
Marketing expenses	12 months	30,000
Transfer agent’s fees	12 months	30,000
General and administrative expenses	12 months	10,000
Total		1,735,000

Our general and administrative expenses for the year will consist primarily of transfer agent fees, investor relations expenses and general office expenses. The professional fees are related to our regulatory filings throughout the year.

Based on our planned expenditures, we require additional funds of approximately $1,687,725 (a total of $1,735,000 less our approximately $47,275 in cash as of January 21, 2009) to proceed with our business plan over the next 12 months. If we secure less than the full amount of financing that we require, we will not be able to carry out our complete business plan and we will be forced to proceed with a scaled back business plan based on our available financial resources.

We anticipate that we will incur substantial losses for the foreseeable future. Although we acquired a royalty interest in the PMD-Duke Pipeline, there is no assurance that we will receive any revenues from this interest. Meanwhile, even if we carry out our planned exploration activities on properties we may acquire in the future, this does not guarantee that these properties will contain commercially exploitable quantities of oil and gas. Such exploration activities will be directed by Michael Too, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, who will also manage our operations and supervise our other planned acquisition and exploration activities.

Due to our limited financial resources, there is no guarantee that we will be able to acquire interests in properties that merit further exploration. If we acquire an interest in a property, then our plan is to conduct oil and gas exploration of that property. In any event, we anticipate that any property acquisitions and any exploration activities that we may undertake will require us to obtain additional financing.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations as we do not have sufficient assets to secure any such financing. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to fund our operations or planned exploration activities. In the absence of such financing, we will not be able to purchase non-operated interests in existing oil and gas projects or acquire and carry out exploration programs on any oil and gas properties. Even if we are successful in obtaining equity financing to fund our operations and exploration activities, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of acquired properties following the completion of preliminary exploration. If we do not continue to obtain additional financing, we may be forced to abandon our business plan or our property interests.

Modifications to our plans will be based on many factors, including the results of exploration programs, the assessment of data, weather conditions, exploration costs, the price of oil and gas and the amount of available capital. Further, the extent to which we carry out our exploration programs is dependent upon the amount of financing available to us.
We may consider entering into joint ventures or other strategic arrangements to provide the required funding to pursue the drilling and advanced exploration of our potential properties. If we enter into a joint venture arrangement, we would likely have to assign a percentage of our interest in any project to our joint venture partner(s). The assignment of this interest would be conditional upon the contribution of capital by the joint venture partner(s) to enable the advanced exploration on the properties to proceed. There is no assurance that any third party would enter into a joint venture agreement with us in order to fund the exploration component of any potential project.

Going Concern

We have not generated any revenues and are dependent upon obtaining outside financing to carry out our operations and pursue any acquisition and exploration activities. If we are unable to raise equity or secure alternative financing, we may not be able to continue our operations and our business plan may fail. You may lose your entire investment.

If our operations and cash flow improve, management believes that we can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or an improvement in our liquidity situation. The threat of our ability to continue as a going concern will cease to exist only when our revenues have reached a level able to sustain our business operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our Financial Statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our Financial Statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Foreign Currency Translation

Our financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standard No. 52, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary items, including equity, are translated at the historical rate of exchange. Revenues and expenses are translated at the average rates of exchange during the year.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Malone & Bailey, PC, an independent registered public accounting firm, audited our financial statements for the fiscal year ended July 31, 2008 and for the period from our inception on June 21, 2007 to July 31, 2007. Since our inception, we have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

Our Bylaws state that the authorized number of directors shall be not less than one, nor more than ten, and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at one. We currently have only one director.

Our sole director and officer is as follows:

Name	Age	Position
Michael Too	38	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

Michael Too will serve as our sole director until our next annual shareholder meeting or until his successor is elected who accepts the position. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Michael Too, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

Michael Too has been our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director since September 12, 2008. Mr. Too has a certification in Human Sciences from Champlain Regional College in Quebec, Canada.

From March 1994 to March 2005, Mr. Too worked for Toyota Canada Inc. and Spinelli Lexus Toyota as a sales consultant. In March 2005, Mr. Too was recruited by Mercedes-Benz Canada Inc. to work at one of their dealerships in the province of Quebec, Canada. Mr. Too accepted the position with Mercedes-Benz and is currently working as a sales consultant at Mercedes-Benz West Island in Montreal, Quebec. Mr. Too is also the sole director and officer of Wisdom Resources, Inc., a private company with only nominal operations that is seeking to become involved in the acquisition and exploration of development stage oil and gas properties.

Mr. Too is not currently a director of any other public company or any company registered as an investment company.

Conflicts of Interest

Michael Too, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, also currently serves as the sole officer and director of Wisdom Resources, Inc., a private company with only nominal operations that is seeking to become involved in the acquisition and exploration of development stage oil and gas properties. Wisdom may choose to adopt a business plan similar to ours and may compete with us to acquire interests in the oil and gas industry. Our sole director and officer has a pre-existing fiduciary duty to Wisdom and may not present opportunities to us unless Wisdom has first declined to accept such opportunities. Since we do not have a formal agreement with Mr. Too or a policy with respect to conflicts of interest, we cannot assure you that any conflicts that may arise will be resolved in our favor.

Additionally, any of our future officers or directors may become affiliated with entities engaged in acquisition and exploration activities in the oil and gas industry. Such officers and directors may have pre-existing fiduciary duties and may not agree to present business opportunities to us unless other entities have first declined to accept them. Accordingly, they may have a conflict of interest in determining to which entity a particular business opportunity should be presented.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the audit committee are currently carried out by our Board of Directors, who has determined that we do not have an audit committee financial expert on our Board of Directors to carry out the duties of the audit committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director and to be a member of the audit committee or otherwise perform audit committee functions outweighs the benefits of having a financial expert on our Board of Directors.

Executive Compensation

None of our directors or executive officers, including Michael Too, our current sole officer and director, and Gordon DeGroot, our only former officer and director, have received any compensation from us from our inception on July 21, 2007 to October 31, 2008. Pursuant to Item 402(5) of Regulation S-K we have omitted the Summary Compensation table since no compensation has been awarded to, earned by, or paid to these individuals.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception on June 21, 2007 to October 31, 2008.

Management Agreements

We have not yet entered into any consulting or management agreements with Michael Too, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

Compensation of Directors

Our directors did not receive any compensation for their services as directors from our inception on June 21, 2007 to October 31, 2008. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of January 21, 2009, of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of January 21, 2009, there were 55,257,500 shares of our common stock issued and outstanding. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Common Share	Michael Too (1) 7999 Rue Chouinard LaSalle, Quebec Canada H8N 2E5	12,500,000 (2)	22.6
	All Officers and Directors as a Group	12,500,000	22.6
Common Share	Raymond Li 65 Gannett Drive Richmond Hill, Ontario Canada L4E 0G2	23,000,000	41.6

(1)	Michael Too is our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

(2)
The 12,500,000 shares are owned by Wisdom Resources, Inc., a company controlled by Michael Too, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

Changes in Control

As of January 21, 2009 we had no pension plans or compensatory plans or other arrangements which provide compensation on the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

On August 1, 2007 we issued 25,000,000 shares of our common stock to Gordon DeGroot, our former President, Secretary, Treasurer and sole director, at a price of $0.002 per share in exchange for cash proceeds of $50,000.

On August 12, 2008, we entered into an acquisition agreement with Wisdom Resources, Inc. whereby we issued Wisdom 12,500,000 shares of our common stock and agreed to pay Wisdom $5,000 in cash as consideration for the acquisition of a royalty interest of as much as $0.02 and as little as approximately 9% of $0.02 per 1000 cubic feet of gas flowing through the PMD-Duke Pipeline. On January 19, 2009 we entered into an agreement with Wisdom to amend the acquisition agreement. This amendment agreement changed the terms of the acquisition agreement to reflect the payment by Wisdom to us of $5,000 in cash and removed our obligation to pay Wisdom $5,000 in cash. The amendment agreement affirmed the acquisition agreement in all other respects, with the end result being that we issued Wisdom 12,500,000 shares of our common stock in exchange for the investment unit and $5,000 in cash. Michael Too, our current President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, has sole voting and investment control over Wisdom.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Bylaws, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner which he reasonably believed to be in our best interest or if such person had no reason to believe that his conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhausting all appeals therefrom, to be liable to us or for any amount paid in settlement by us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Insofar as indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Financial Statements

Our audited financial statements for the fiscal year ended July 31, 2008 and for the period from our inception on June 21, 2007 to July 31, 2007, together with our interim unaudited financial statements for the quarterly period ended October 31, 2008 follow, commencing on page F-1.

Minerco Resources, Inc.
(An Exploration Stage Company)
Financial Statements as of July 31, 2008 (audited) and October 31, 2008 (unaudited)

Financial Statement Index

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
Minerco Resources, Inc.
(An Exploration Stage Company)
LaSalle, Quebec, Canada

We have audited the accompanying balance sheets of Minerco Resources, Inc., (“Minerco”) as of July 31, 2008 and 2007 and the related statements of expenses, changes in stockholders’ equity and cash flows for the year ended July 31, 2008 and the period from June 21, 2007 (inception) through July 31, 2008 and 2007. These financial statements are the responsibility of Minerco’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Minerco as of July 31, 2008 and 2007 and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Minerco will continue as a going concern. As discussed in Note 1 to the financial statements, Minerco has no revenues and suffered losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas
December 7, 2008

Minerco Resources, Inc.
(An Exploration Stage Company)
Balance Sheets

	July 31,	July 31,
	2008	2007
Assets
Cash and cash equivalents	$78,210	$-
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$26,144	$-
Due to related parties	541	-
Total current liabilities	26,685	-
Stockholders' equity
Common stock, $0.001 par value; 75,000,000 shares authorized, 42,757,500 shares issued and outstanding	42,757	-
Additional paid in capital	42,757	-
Deficit accumulated during the exploration stage	(33,989)	-
Total stockholders' equity	51,525	-
Total Liabilities and Stockholders' Equity	$78,210	$-

The accompanying notes are an integral part of these financial statements.

Minerco Resources, Inc.
(An Exploration Stage Company)
Statements of Expenses

	Year Ended July 31,	Period from June 21, 2007 (inception) to July 31,	Period from June 21, 2007 (inception) to July 31,
	2008	2007	2008
General and administrative expenses	$33,989	$-	$33,989
Net loss	$33,989	$-	$33,989
Net loss per share - Basic and diluted	$(0.00)	N/A	N/A
Weighted average shares outstanding	40,276,315	N/A	N/A

The accompanying notes are an integral part of these financial statements

Minerco Resources, Inc.
(An Exploration Stage Company)
Statements of Stockholders' Equity
For the period from June 21, 2007 (Inception) to July 31, 2008

				Deficit Accumulated
			Additional	During the	Total
	Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Balance, June 21, 2007 (Inception)	-	$-	$-	$-	$-
Balance, July 31, 2007	-	$-	$-	$-	$-
Common stock issued for cash at $0.002 per share on August 1, 2007	25,000,000	25,000	25,000	-	50,000
Common stock issued for cash at $0.002 per share on September 21, 2007	17,757,500	17,757	17,757	-	35,514
Net loss				(33,989)	(33,989)
Balance, July 31, 2008	42,757,500	$42,757	$42,757	$(33,989)	$51,525

The accompanying notes are an integral part of these financial statements

Minerco Resources, Inc.
(An Exploration Stage Company)
Statements of Cash Flows

	Year Ended July 31,	Period from June 21, 2007 (inception) to July 31,	Period from June 21, 2007 (inception) to July 31,
	2008	2007	2008
Cash flows from operating activities
Net loss	$(33,989)	$-	$(33,989)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in accounts payable	26,144	-	26,144
Net cash used in operating activities	(7,845)	-	(7,845)
Cash flows from financing activities
Proceeds from sale of stock	85,514	-	85,514
Proceeds from related party debt	541	-	541
Net cash provided by financing activities	86,055	-	86,055
Net change in cash	78,210	-	78,210
Cash, beginning of period	-	-	-
Cash, end of period	$78,210	$-	$78,210
Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-	$-
Cash paid for federal income taxes	-	-	-

The accompanying notes are an integral part of these financial statements

Minerco Resources, Inc.
(An Exploration Stage Company)
Notes to Financial Statements

1.	Nature of Operations and Going Concern

a)	Nature of Operations

Minerco Resources, Inc. (the “Company”) was incorporated in the state of Nevada on June 21, 2007.  The Company has been in the exploration stage since its formation and has not commenced business operations.

     b)    Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. During the period from inception through July 31, 2008, the Company has an accumulated deficit and no revenues. The Company is in the business of exploiting and developing natural resources.  The Company participates in and invests in development projects with other companies across a wide range of natural resources.  The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending July 31, 2009.

2.      Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and notes are presented in accordance with accounting principles generally accepted in the United States. The Company’s fiscal year end is July 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to the recoverability of long-lived assets, donated expenses and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)	Financial Instruments

The fair values of financial instruments which include cash and amounts due to related parties were estimated to approximate their carrying values due to the immediate or relatively short maturity of these instruments.

The Company’s operations and financing activities are conducted primarily in United States dollars, and as a result the Company is not subject to significant exposure to market risks from changes in foreign currency rates.  Management has determined that the Company is not exposed to significant credit risk.

2.      Summary of Significant Accounting Policies (continued)

e)	Foreign Currency Translation

The financial statements are presented in United States dollars.  In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into United States dollars at rates of exchange in effect at the balance sheet date.  Non-monetary items, including equity, are translated at the historical rate of exchange.  Revenues and expenses are translated at the average rates of exchange during the year.  There were no such transactions through July 31, 2008.

f)	Loss per Share

The Company computes net loss per share in accordance with SFAS No. 128 "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.  Basic and Diluted EPS are the same in the Company’s statements of expenses due to the absence of common stock equivalents

g)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

h)	Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on their results of operations, financial position or cash flow.

3.      Related Party Transactions

a)	As at July 31, 2008, the Company was indebted to the President of the Company in the amount of $541, which is non-interest bearing, unsecured, and due on demand.

b)	The Company’s offices are provided by the Company’s President on a rent free month to month basis.

4.      Common Stock

a)	On August 1, 2007, the Company issued 25,000,000 common shares at $0.002 per share for cash proceeds of $50,000.

b)	On September 21, 2007, the Company issued 17,757,500 shares of common stock at $0.002 per share for cash proceeds of $35,514.

5.      Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred a net operating loss of $33,989 which expires in 2028. The Company has adopted SFAS No. 109, “Accounting for Income Taxes”, as of its inception. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

Significant components of the Company’s deferred tax assets and liabilities as at July 31, 2008 and 2007, after applying enacted corporate income tax rates, are as follows:

	2008	2007
Deferred income tax asset
Net operating loss carried forward	$5,100	-
Valuation allowance	(5,100)	-
Net deferred income tax asset	–	–

6.      Subsequent Event

On August 12, 2008, the Company signed an agreement with Wisdom Resources, Inc. and issued 12,500,000 shares at $0.002 per share and paid $5,000 cash to Wisdom in exchange for a $20,000 promissory note and an interest in a gas pipeline. The Company purchased (i) a promissory note dated May 15, 2008 payable to Wisdom from Plateau Mineral Development, LLC, the owner and operator of a certain natural gas pipeline known as the PMD-Duke Pipeline, and (ii) a continuous right to receive a royalty of as much as $0.02 and as little as approximately 9% of $0.02 per 1000 cubic feet of gas transported through the PMD-Duke Pipeline for as long as Plateau or its successors operates the Pipeline. Plateau is obligated to pay to the Company $20,000 plus interest calculated annually at the rate of 10% on any unpaid and outstanding principal pursuant to a 36-month payment schedule.  With regard to the royalty interest, the investment unit constitutes two units of a maximum possible twenty-two investment units in the PMD-Duke Pipeline. Each investment unit is valued at $10,000 (payable in cash only), and each unit holder is entitled to receive a share of the royalty on a pro-rated basis according to the number of units held by them.  The promissory note is to be repaid $6,000 on December 31, 2008, $10,000 on December 31, 2009 and the balance at maturity.  The note is secured by assignment of the pipeline.  The royalty is payable semi-annually by December 31 and June 30 of each year.  No payments have been received to date.

Minerco Resources, Inc.
(An Exploration Stage Company)
Balance Sheets
(unaudited)

	October 31, 2008	July 31, 2008
ASSETS

Current Assets

Cash	$65,181	$78,210
Prepaid Expenses	2,500	-
Total Current Assets	67,681	78,210
Note receivable	20,000	-
Total Assets	$87,681	$78,210

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable and accrued liabilities	$24,268	$26,144
Due to related parties	541	541

Total Current Liabilities	24,809	26,685

Stockholders’ Equity

Common stock, $0.001 par value, 75,000,000 shares authorized, 55,257,500 and 42,757,500 shares issued and outstanding	55,257	42,757

Additional paid-in capital	55,257	42,757

Deficit accumulated during the exploration stage	(47,642)	(33,989)

Total Stockholders’ Equity	62,872	51,525

Total Liabilities and Stockholders’ Equity	$87,681	$78,210

Minerco Resources, Inc.
(An Exploration Stage Company)
Statements of Expenses
(unaudited)

	Three Months Ended October 31, 2008	Three Months Ended October 31, 2007	Period from June 21, 2007 (Inception) to October 31, 2008

General and administrative	$13,653	$541	$47,642

Net Loss	$13,653	$541	$47,642
Net Loss Per Share – Basic and Diluted	$(0.00)	$(0.00)	N/A
Weighted Average Shares Outstanding	53,627,065	32,805,495	N/A

Minerco Resources, Inc.
(An Exploration Stage Company)
Statements of Stockholders’ Equity
For the period from June 21, 2007 (Date of Inception) to October 31, 2008
(unaudited)

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Exploration
	Shares	Amount	Capital	Stage	Total

Balance, June 21, 2007 (Inception)	-	$-	$-	$-	$-
Balance, July 31, 2007	-	-	-	-	-
Common stock issued for cash at $0.002 per share on August 1, 2007	25,000,000	25,000	25,000	-	50,000
Common stock issued for cash at $0.002 per share on September 21, 2007	17,757,500	17,757	17,757	-	35,514
Net loss	-	-	-	(33,989)	(33,989)
Balance, July 31, 2008	42,757,500	42,757	42,757	(33,989)	51,525
Common stock issued to related party at $0.002 per share for cash and assets on August 12, 2008	12,500,000	12,500	12,500	-	25,000
Net loss	-	-	-	(13,653)	(13,653)
Balance - October 31, 2008	55,257,500	$55,257	$55,257	$(47,642)	$62,872

Minerco Resources, Inc.
(An Exploration Stage Company)
Statements of Cash Flows
(unaudited)

	Three Months Ended October 31, 2008	Three Months Ended October 31, 2007	Period from June 21, 2007 (Inception) to October 31, 2008

Cash flows from operating activities

Net loss	$(13,653)	$(541)	$(47,642)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	(2,500)	-	(2,500)
Accounts payable and accrued liabilities	(1,876)	-	24,268
Net Cash Used in Operating Activities	(18,029)	(541)	(25,874)

Cash flows from financing activities
Proceeds from issuance of common stock	5,000	85,514	90,514
Proceeds from related party debt	-	541	541
Net cash provided by financing activities	5,000	86,055	91,055

Net change in cash	(13,029)	85,514	65,181
Cash, beginning of period	78,210	-	-
Cash, end of period	$65,181	$85,514	$65,181

Supplemental disclosure of cash flow information

Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

Non cash investing and financing activities:
Common stock issued for note receivable	$20,000	$-	$20,000

Minerco Resources, Inc.
(An Exploration Stage Company)
Notes to Financial Statements
(unaudited)

1.	Basis of Presentation

The accompanying unaudited interim financial statements of Minerco Resources, Inc., have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in Minerco's Registration Statement filed with the SEC on Form S-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2008 as reported in the Form S-1 have been omitted.

2.	Going Concern

These financial statements have been prepared on a going concern basis, which implies Minerco will continue to realize it assets and discharge its liabilities in the normal course of business. As of October 31, 2008, Minerco has an accumulated deficit of $47,642. Minerco is in the business of exploring and developing natural resource properties. Minerco participates in and invests in development projects with other companies across a wide range of natural resources. The continuation of Minerco as a going concern is dependent upon the continued financial support from its shareholders, the ability of Minerco to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding Minerco’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Minerco be unable to continue as a going concern.

Minerco intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements through October 31, 2009.

3.	Gas Pipeline Property – Related Party Transaction

On August 12, 2008, Minerco signed an agreement with Wisdom Resources, Inc. to issue 12,500,000 shares at $0.002 per share and pay $5,000 cash to Wisdom in exchange for a $20,000 promissory note and an interest in a gas pipeline. The promissory note is dated May 15, 2008 and was payable to Wisdom from Plateau Mineral Development, LLC, the owner and operator of a certain natural gas pipeline known as the PMD-Duke Pipeline, while the interest consists of a continuous right to receive a royalty of as much as $0.02 and as little as approximately 9% of $0.02 per 1000 cubic feet of gas transported through the PMD-Duke Pipeline for as long as Plateau or its successors operates the Pipeline. Plateau is obligated to pay to Minerco $20,000 plus interest calculated annually at the rate of 10% on any unpaid and outstanding principal pursuant to a 36-month payment schedule. With regard to the royalty interest, the investment unit constitutes two units of a maximum possible twenty-two investment units in the PMD-Duke Pipeline. Each investment unit is valued at $10,000 (payable in cash only), and each unit holder is entitled to receive a share of the royalty on a pro-rated basis according to the number of units held by them. The promissory note is to be repaid $6,000 on December 31, 2008, $10,000 on December 31, 2009 and the balance at maturity. The note is secured by assignment of the pipeline.  To date, none of the promissory note has been repaid.

On January 19, 2009, Minerco and Wisdom amended the agreement to shift the $5,000 payment obligation to Wisdom instead of Minerco. Michael Too, the President and CEO of Minerco Resources, Inc. is also the President of Wisdom Resources, Inc. Because Michael Too controls both companies, the promissory note and the royalty interest in the gas pipeline were transferred to Minerco at Wisdom’s basis of $20,000 and $0, respectively.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$2
Legal fees and expenses	22,000
Accounting fees and expenses	15,000
Printing and marketing expenses	100
Miscellaneous	398
Total	$37,500

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any director, officer or control person is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

•	Chapter 78 of the Nevada Revised Statutes (“NRS”); and

•	Article 7 of our Bylaws, filed as Exhibit 3.2 to this Prospectus.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.7502 of the NRS provides as follows:

1.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.
To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is that we may indemnify a director, officer or control person from liability, thereby making us responsible for any expenses or damages incurred by such director, officer or control person in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Recent Sales of Unregistered Securities

From our inception on June 21, 2007 to January 21, 2009 we completed the following sales of unregistered securities:

•
On August 1, 2007 we issued 25,000,000 shares of our common stock to Gordon DeGroot, our former President, Secretary, Treasurer and sole director, at a price of $0.002 per share in exchange for cash proceeds of $50,000.

•	On September 21, 2007 we issued an aggregate of 17,757,500 shares of our common stock to 32 non-U.S. investors at a price of $0.002 per share in exchange for cash proceeds of $35,514.

•
On August 12, 2008 we entered into an agreement with Wisdom Resources, Inc. whereby we issued 12,500,000 shares of our common stock to Wisdom and agreed to pay Wisdom $5,000 in cash as consideration for the acquisition of an investment unit consisting of a promissory note and a continuous right to receive a royalty of as much as $0.02 and as little as approximately 9% of $0.02 per 1000 cubic feet of gas transported through the PMD-Duke Pipeline. On January 19, 2009 we entered into an agreement with Wisdom to amend the acquisition agreement. This amendment agreement changed the terms of the acquisition agreement to reflect the payment by Wisdom to us of $5,000 in cash and removed our obligation to pay Wisdom $5,000 in cash. The amendment agreement affirmed the acquisition agreement in all other respects, with the end result being that we issued Wisdom 12,500,000 shares of our common stock in exchange for the investment unit and $5,000 in cash. Michael Too, our current President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, is the sole officer and director of Wisdom

These securities were issued without a prospectus pursuant to Regulation S under the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Exhibits

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
4	Instrument Defining the Right of Holders - Form of Share Certificate (1)
5.1	Legal Opinion & Consent (1)
10.1	Amendment to Acquisition Agreement with Wisdom Resources, Inc. dated January 19, 2009
23.1	Auditor Consent
23.2	Legal Consent

(1)   Included as exhibits to our Form S-1 filed on December 10, 2008.

Undertakings

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus:

•	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

•
To reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

•	To include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.
That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new Prospectus relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Prospectus to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of LaSalle, Province of Quebec, Canada, on January 29, 2009 .

Minerco Resources, Inc.

By:	/s/ Michael Too
Michael Too
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Michael Too	President, Chief Executive Officer Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director	January 29, 2009
Michael Too